Exhibit 99.1
[Allegheny Energy Logo]
NEWS RELEASE

For Media, contact:
Cynthia A. Shoop
Vice President, Corporate Communications
10435 Downsville Pike
Hagerstown, MD 21740-1766
Phone: 301-665-2718
Media Hotline: 1-888-233-3583
E-Mail: cshoop@alleghenyenergy.com

For Investor Relations, contact: Gregory L. Fries General Manager, Investor Relations 10435 Downsville Pike Hagerstown, MD 21740-1766 Phone: (301) 665-2713 E-Mail: gfries@alleghenyenergy.com
M. Beth Straka General Manager, Investor Relations 4350 Northern Pike Monroeville, PA 15146-2841 Phone: (412) 856-3731 E-Mail: mstraka@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy, Inc. Announces Board Changes and Nominations

Issues Proxy Materials for Annual Meeting

Hagerstown, Md., October 14, 2003 - Allegheny Energy, Inc. (NYSE: AYE) announced certain changes in, and nominations for, its Board of Directors, concurrent with the filing of its proxy materials today with the Securities and Exchange Commission.

As previously announced, Wendell F. Holland, whose term was set to expire in 2003, left the Board on September 17, 2003, in order to serve as a Commissioner with the Pennsylvania Public Utility Commission. Lewis B. Campbell, Chairman, President, and Chief Executive Officer of Textron Inc., has decided not to stand for re-election, so as to devote his full energy to his business pursuits. James J. Hoecker, a partner of Swidler Berlin Shereff Friedman, LLP, resigned as a director, effective October 13, 2003, to devote his full energy to the practice of law and other pursuits. Mr. Hoecker's term was set to expire in 2004.

Paul J. Evanson, Chairman of Allegheny Energy, said, "On behalf of all of us at Allegheny, I wish to express my gratitude to Wendell, Jim, and Lewis for the service and contributions that they have provided to our Company, especially during its recent difficult period."

Effective October 13, 2003, Cyrus F. Freidheim, Jr. was elected by the Board of Directors to fill the unexpired term of Mr. Hoecker. In addition, the Company announced that H. Furlong Baldwin and Julia L. Johnson were nominated to the Board of Directors for election at the Annual Meeting of Shareholders. If elected, the nominees would serve for terms which expire in 2006.

Mr. Freidheim is Chairman and Chief Executive Officer of Chiquita Brands International, Inc. He is also a director of Household International, Inc. Formerly, he was Vice Chairman of Booz Allen Hamilton, Inc., at which he also served in various other leadership capacities from 1966 to 2002.

-more-

Mr. Baldwin is Chairman and Director of The NASDAQ Stock Market, Inc. He is also a director of W.R. Grace & Co., Platinum Underwriters Holdings, Ltd., and the Wills Group, as well as a Governor of the National Association of Security Dealers, Inc. Formerly, Mr. Baldwin was Chairman, President, and Chief Executive Officer of Mercantile Bankshares Corp. and Mercantile Safe Deposit & Trust Co. He is a member and Past Chairman of the Johns Hopkins Medicine Board of Trustees and a member emeritus of the Johns Hopkins University Board of Trustees.

Julia L. Johnson is President, Netcommunications, Inc. Ms. Johnson serves as a director of MasTec and is a member of the Department of Energy/National Association of Regulatory Utility Commissioners Energy Market Access Board. She also serves on the Florida State Board of Education. Ms. Johnson previously served as the Chairman and a Commissioner of the Florida Public Service Commission.

"Our new director and nominees have remarkable business and professional experiences and talents and will provide us with strong independent guidance and direction to help us steer Allegheny through the challenges and opportunities that lie ahead. We welcome these business leaders to our Company," Mr. Evanson said.

As previously announced, Allegheny will hold its Annual Meeting of Shareholders on November 14, 2003. The Proxy Statement and Annual Report for the Company's 2002 Annual Meeting of Shareholders began mailing to shareholders today. Shareholders of record of Allegheny Energy at the close of business on September 29, 2003, the record date for the Annual Meeting, are entitled to vote at the meeting. The Annual Meeting will be held at 10 a.m. (local time), in the Empire State Ballroom B on the Ballroom Level of the Grand Hyatt New York, Park Avenue at Grand Central Station, New York, N.Y., 10017.

Allegheny Energy is an integrated energy company with a portfolio of businesses, including Allegheny Energy Supply, which owns and operates electric generating facilities and supplies energy and energy-related commodities; and Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about four million people in Maryland, Pennsylvania, West Virginia, Virginia, and Ohio. More information about the Company is available at www.alleghenyenergy.com.

Certain statements contained herein constitute forward-looking statements with respect to Allegheny Energy, Inc. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Allegheny Energy to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors may affect Allegheny Energy's operations, markets, products, services, prices, capital expenditures, development activities, and future plans. Such factors include, among others, the following: changes in general, economic, and business conditions; changes in the price of electricity and natural gas; changes in industry capacity; changes in technology; changes in financial and capital market conditions; changes in political and social conditions, deregulation activities and the movement toward competition in the states served by our operations; the effect of regulatory and legislative decisions; regulatory approvals and conditions; the loss of any significant customers; litigation; and changes in business strategy or business plans.

-###-